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                                                                    EXHIBIT 23.2

               [LETTERHEAD OF BLAKELY SOKOLOFF TAYLOR & ZAFMAN]

                                 July 5, 2000

                 CONSENT OF BLAKELY, SOKOLOFF, TAYLOR & ZAFMAN
                 ---------------------------------------------

To Whom It May Concern:

As patent counsel for OmniVision Technologies, Inc., we hereby consent to the use of all references to our firm in or made a part of this registration statement, and in particular, the summarization of our opinion regarding Photobit Corporation's claims against OmniVision Technologies, Inc. and Koninklijke Philips N.V.'s claims against OmniVision Technologies, Inc.


                                        Very truly yours,

                                        BLAKELY, SOKOLOFF, TAYLOR & ZAFMAN LLP

                                        /s/ Chun M. Ng
                                        Chun M. Ng